Exhibit 10.1

SECURED DEBTOR-IN-POSSESSION LOAN AGREEMENT

by and among

Distributed Energy Systems Corp. and

Northern Power Systems, Inc.

as Borrowers,

Proton Energy Systems, Inc., Technology Drive, LLC, Northern Power Systems Commercial Condominium Owners Association, DESC WTE Energy LLC and NP Canada, Inc.

as Guarantors

and

Perseus Partners VII, L.P.,

as Lender

June [    ], 2008,

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SCHEDULES

Schedule I	List of Defined Terms

Schedule II	List of Promissory Notes Issued

Schedule 1.1(b)	Borrowers Wiring Instructions

Schedule 1.1(e)	Lender’s Wiring Instructions

Schedule 3.18	Existing Indebtedness and Liens

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EXHIBITS

EXHIBIT A	Form of Notice of Borrowing

EXHIBIT B	Form of Secured Promissory Note

EXHIBIT C	Form of Postpetition Security and Pledge Agreement

EXHIBIT D	Form of Interim Order

EXHIBIT E	Form of Budget

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SECURED DEBTOR-IN-POSSESSION LOAN AGREEMENT

SECURED DEBTOR-IN-POSSESSION LOAN AGREEMENT (this “Agreement”), dated as of June [    ], 2008, by and among Distributed Energy Systems Corp., a Delaware corporation (“DESC”), and Northern Power Systems, Inc., a Delaware corporation (“Northern,” and together with DESC, the “Borrowers,” and each individually, a “Borrower”), each Borrower being a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code (the “Chapter 11 Cases”); Proton Energy Systems, Inc., a Delaware corporation (“Proton”), Technology Drive, LLC, a Connecticut limited liability company (“Tech LLC”), Northern Power Systems Commercial Condominium Owners Association, a Vermont condominium association (“NPSCCOA”), DESC WTE Energy LLC, a Delaware limited liability company (“DESC WTE”), and NP Canada, Inc., a Canadian corporation (“NP Canada,” and together with Proton, Tech LLC, NPSCCOA and DESC WTE, the “Guarantors,” and each individually, a “Guarantor”); and Perseus Partners VII, L.P., a Delaware limited partnership (the “Lender”). Each Borrower and each Guarantor are sometimes referred to in this Agreement, individually as a “Loan Party” and, collectively, as the “Loan Parties.” Each Borrower, each Guarantor and the Lender are sometimes referred to in this Agreement, individually, as a “Party” and, collectively, as the “Parties.” Certain capitalized terms used in this Agreement are defined in Schedule I hereto.

RECITALS

A. DESC and the Lender are parties to a Securities Purchase Agreement, dated as of May 10, 2007, and amended as of March 13, 2008 (the “SPA”), pursuant to which, as of the date hereof, the Lender has purchased or otherwise been issued senior secured convertible promissory notes with an aggregate principal amount of $17,666,210.39 (the “Promissory Notes”).

B. Northern, Proton and Tech LLC are guarantors of DESC’s obligations owed to the Lender, including all principal of and interest on the Promissory Notes and all amounts payable under the SPA and the other Prepetition Loan Documents (the “Prepetition Obligations”) and each is a party to a Subsidiary Security and Pledge Agreement with the Lender, dated as of May 10, 2007, and amended as of March 13, 2008 (the “Subsidiary Security Agreement”), and a Guaranty, dated as of May 10, 2007 (the “Prepetition Guaranty”).

C. On June 4, 2008 (the “Petition Date”), each of the Borrowers filed a voluntary petition with the Bankruptcy Court commencing the Chapter 11 Cases and subsequent to such filing, each Borrower has continued in the possession of its assets and in the management of its business pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code.

D. The Borrowers have requested, and the Lender has agreed to provide, a secured debtor-in-possession credit facility in the aggregate principal amount not to exceed $2,000,000 in the aggregate (the “DIP Facility”) to provide the Borrowers with funds to assist each Borrower in meeting its working capital requirements and other expenses set forth in the Budget, to the extent that Cash Collateral and other cash assets of the Borrowers are insufficient to pay such expenses during the pendency of the Chapter 11 Cases and prior to an Event of Default.

E. To secure all obligations under the DIP Facility, the Borrowers will provide to the Lender, pursuant to Sections 364(c) and 364(d) of the Bankruptcy Code, valid, perfected and enforceable Liens as provided for herein senior in priority to all Liens on such property other than Permitted Liens (the “Postpetition Security Interest”).

F. The Guarantors have agreed to guarantee the Postpetition Debt of the Borrowers and to provide to the Lender valid, perfected and enforceable Liens as provided for herein senior in priority to all Liens on such property other than the Permitted Liens.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and conditions set forth below, the Parties, intending to be legally bound by this Agreement, agree as follows:

ARTICLE I — AMOUNT AND TERMS OF CREDIT

Section 1.1 DIP Facility.

(a) Commitment. On the terms and subject to the conditions hereof, the Lender agrees to make term loans (collectively, the “Loans,” and each individually, a “Loan”) to the Borrowers with the aggregate principal amount of all Loans not to exceed $2,000,000, in four equal installments of $500,000 on each of June 20, June 27, July 7 and July 11, 2008 (each, a “Borrowing Date”), each of which may be modified only with the express written consent of the Lender. The Lender’s commitment to make the Loans shall expire on the earlier to occur of (i) the Termination Date and (ii) the close of business on August 1, 2008.

(b) Borrowing Procedure.

(i) Upon delivery of a notice of borrowing, substantially in the form attached as Exhibit A (a “Notice of Borrowing”) to the Lender at least three Business Days in advance of the Borrowing Date and in reliance upon the respective representations, warranties and covenants of the Parties contained in this Agreement, and subject to satisfaction of the applicable conditions set forth in Article II of this Agreement, the Lender shall make available to the Borrowers by wire transfer of immediately available funds to the account designated by the Borrowers on Schedule 1.1(b) of this Agreement. Each such Notice of Borrowing shall be irrevocable and shall be appropriately completed to specify the aggregate principal amount of the Loan to be incurred.

(ii) The Loans shall be evidenced by the Secured Promissory Note, substantially in the form of Exhibit B (the “Secured Promissory Note”). Each Loan shall bear interest in accordance with the appropriate provisions of this Agreement and be governed by the terms and conditions of this Agreement and the Secured Promissory Note.

(iii) The Secured Promissory Note and each Loan evidenced by it shall be the legal, valid and binding, joint and several obligation of the Borrowers and shall be enforceable against each Borrower in accordance with its terms. If the Secured Promissory Note is mutilated, lost, stolen or destroyed, then (i) upon receipt by the Borrowers of evidence reasonably satisfactory to them of the ownership of and the mutilation, loss, theft or destruction of the Secured Promissory Note and (ii)(A) in the case of loss, theft or destruction, receipt of indemnity reasonably satisfactory to it, or (B) in the case of mutilation, upon surrender and cancellation thereof, the Borrowers shall issue a new Secured Promissory Note of the same date, maturity and denomination as the Secured Promissory Note so mutilated, lost, stolen or destroyed, together with an officer’s certificate of each Borrower certifying and warranting as to the due authorization, execution and delivery of such new Secured Promissory Note.

(c) Joint and Several Obligation. Each Borrower shall be jointly and severally liable for the repayment, in cash, of the aggregate outstanding principal amount of each Loan on its respective Maturity Date together with interest as set forth in Section 1.1(f), and all other Postpetition Debt.

(d) Prepayments. At any time, the Borrowers shall have the right to prepay the Loans and any interest and other Postpetition Debt then outstanding, as a whole and not in part, without premium or penalty; provided, however, that the Borrowers shall notify the Lender in writing of such prepayment of the Loans, not later than noon, Washington, D.C. time, two Business Days before the date of such prepayment and shall specify the date that such prepayment will be made and the amount of such prepayment. Amounts prepaid may not be reborrowed.

(e) Payments. Upon the maturity (whether by acceleration or otherwise) of any of the Postpetition Debt under this Agreement or any of the other Postpetition Loan Documents, the Lender shall be entitled to immediate payment of such Postpetition Debt without further application to or order of the Bankruptcy Court. The Borrowers shall make each payment required to be made under this Agreement prior to 5:00 p.m., Washington, D.C. time to the account designated by the Lender on Schedule 1.1(e) of this Agreement. If any payment under this Agreement is due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments shall be made in the form of immediately available funds.

(f) Interest. Each Loan shall bear interest at the rate of 16.5% per annum. If any principal of or interest on any Loan or other Postpetition Debt under this Agreement is not paid when due, whether at the Maturity Date, upon acceleration or otherwise, such overdue amount shall bear interest for the period after the due date, after as well as before judgment, at the rate of 20% per annum. All interest shall be computed on the basis of a year consisting of 365 days and shall be calculated based on the daily weighted average principal amount outstanding for such period. Interest shall be payable (and if not paid when due, shall be compounded) monthly in arrears on the last Business Day of each month after the issuance date of the Secured Promissory Note.

(g) Priority and Liens.

(i) The Lender’s Liens on the Postpetition Collateral shall be senior in priority to all other Liens on such collateral, other than Permitted Liens, subject only to the Carve-Out Expenses. The Lender and the Borrowers acknowledge and agree that the priority set forth in the preceding sentence shall be applicable irrespective of (A) anything to the contrary contained in any other document, filing or agreement related to the creation, attachment, perfection or existence of any security interest, (B) the time, place, order or method of attachment or perfection of any security interest, (C) the time or order of filing or recording of financing statements, deeds of trust or other documents, filed or recorded to perfect security interests or (D) any statutes, rules of law, or judicial interpretations to the contrary.

(ii) All Postpetition Debt shall constitute an allowed administrative expense of the Borrowers in the Chapter 11 Cases. Such administrative expense shall have Superpriority, subject only to the Carve-Out Expenses and shall at all times be senior to the rights of the Borrowers, the Borrowers’ estates, and any successor trustee or estate representative in the Chapter 11 Cases or any subsequent proceeding or case under the Bankruptcy Code.

(iii) Subject to entry of the Final Order, the Borrowers irrevocably waive any right they may have to surcharge any of the Lender’s collateral including Postpetition Collateral, pursuant to Section 506(c) of the Bankruptcy Code or otherwise. Except for Permitted Liens, and subject to the Carve-Out Expenses, no other claim having a priority superior to or pari passu with that granted to the Lender hereby and by the Interim Order and the Final Order shall be granted or approved or allowed while any obligations under this Agreement remain outstanding.

(h) No Discharge; Survival of Claims. The Borrowers agree that (i) the Postpetition Debt hereunder shall not be released or extinguished by the entry of an order (A) confirming a plan of reorganization in the Chapter 11 Cases (and the Borrowers pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waive any such discharge), (B) converting either or both of the Chapter 11 Cases to a chapter 7 case or (C) dismissing either or both of the Chapter 11 Cases and (ii) the Superpriority of administrative claims granted to the Lender pursuant to the Interim Order and the Final Order and described in Section 1.1(g)(ii) and the Liens granted to the Lender pursuant to the Interim Order and the Final Order and described in Section 1.1(g) shall not be affected in any manner by the entry of an order confirming a plan of reorganization in either or both of the Chapter 11 Cases. The terms and provisions of this Agreement and the other Postpetition Loan Documents and the Liens in favor of the Lender, granted pursuant to the Postpetition Loan Documents shall continue in full force and effect notwithstanding the entry of any such order, and such claims and liens shall maintain their priority as provided by the Postpetition Loan Documents and to the maximum extent permitted by law until all of the Postpetition Debt is indefeasibly paid in full and discharged.

(i) Waiver of any Priming Rights. Upon the Effective Date, and on behalf of themselves and their estates, and for so long as any Postpetition Debt shall be outstanding, the Borrowers hereby irrevocably waive any right, pursuant to Section 364(c) and 364(d) of the Bankruptcy Code or otherwise, to grant any Lien of equal or greater priority than the Lien securing the Postpetition Debt, or to approve a claim of equal or greater priority than the Postpetition Debt except as provided in Section 1.1(g).

(j) Guaranty. Each Guarantor hereby, jointly and severally, unconditionally and irrevocably, guarantees (the “Guaranty”) to the Lender, as follows:

(i) (A) the full, complete and prompt payment of all amounts which may become due and owing under this Agreement, the Secured Promissory Note, the Postpetition Security and Pledge Agreement and the other Postpetition Loan Documents; and (B) the full and timely performance by the Borrowers of each Borrower’s obligations under this Agreement and the other Postpetition Loan Documents (items (A) and (B) are referred to collectively herein as the “Guaranteed Obligations”).

(ii) The liability of each Guarantor pursuant to this Guaranty shall be primary, absolute and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by any circumstance whatsoever including, without limitation, the following (whether or not any Guarantor consents thereto or has notice thereof):

(A) any modification, supplement, extension, waiver or any provision or amendment of any contract or agreement between any Borrower and any Guarantor, whether now existing or hereafter arising, including, without limitation, any of the Postpetition Loan Documents,

(B) any modification, release, waiver of any provision or other alteration of any of the Guaranteed Obligations,

(C) any change in the time, place or manner of payment of all or any portion of the Postpetition Debt,

(D) any invalidity or non-perfection of any security interest or lien on, or any other impairment of, any collateral securing any of Postpetition Debt,

(E) any defect, limitation or insufficiency in the powers of any Borrower or any Guarantor to execute and deliver any Postpetition Loan Document or

(F) any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Guarantor.

(iii) Each Guarantor’s liability hereunder shall apply to the Guaranteed Obligations as so altered, modified, supplemented, extended, waived or amended. No invalidity, irregularity, impossibility, illegality, lack of authority or unenforceability, of all or any part of the Guaranteed Obligations shall affect, impair or be a defense to any Guarantor’s obligations hereunder which are primary obligations of such Guarantor.

(iv) This Guaranty is a continuing, absolute and unconditional guaranty and shall remain in full force and effect until all Guaranteed Obligations (including any extensions or renewals thereof or substitutions therefor) have been paid and satisfied in full. For the purposes of making payments hereunder, each Guarantor hereby waives any right to assert any setoff, counterclaim or cross-claim. This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guaranteed Obligations must be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Guarantor or any Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Guarantor or any Borrower or any substantial part of it or its property, or otherwise, all as though such payments had not been made.

(v) As consideration to the Lender for entering into the Postpetition Loan Documents, each Guarantor waives notice of the accrual of the Guaranteed Obligations and notice of or proof of reliance by the Lender upon this Guaranty or acceptance of this Guaranty. Each Guarantor waives presentment, protest, demand for payment and notice of default or nonpayment to or upon the Lender with respect to the Guaranteed Obligations. Each Guarantor understands and agrees that this Guaranty shall be construed as a continuing, absolute and unconditional guaranty of payment and performance and not of collection. Without limitation, each Guarantor waives (i) notice of acceptance of this Guaranty by the Lender, and any and all notices and demands of every kind that may be required to be given by any statute, rule, law or this Guaranty, (ii) any defense arising by reason of any disability or other defense of any Borrower, other than payment, (iii) any rights of subrogation that such Guarantor may have against any Borrower until all Guaranteed Obligations have been paid and satisfied in full and (iv) diligence in collection or protection of or realization upon the Guaranteed Obligations, or any portion thereof, any other obligation hereunder, or guaranty of any of the foregoing, and any and all formalities that otherwise might be legally required to charge such Guarantor with liability hereunder. When pursuing its rights and remedies hereunder against any Guarantor, the Lender may, but shall be under no obligation to, pursue such rights and remedies as they may have against any Borrower or any other person or entity, or against any collateral security or other guaranty. Each Guarantor acknowledges that all of the waivers in this Guaranty have been made willingly, with the advice of legal counsel and with a full understanding of the legal consequences thereof.

(vi) Each Guarantor shall grant to the Lender a perfected lien on and security interest, subject to Permitted Liens, in all of its assets and properties, whether now or hereafter existing, owned or acquired, all in accordance with the terms of the Postpetition Security and Pledge Agreement. Each Guarantor shall assist the Lender with any and all filings necessary or appropriate and reasonably requested by the Lender for the perfection of the security interest granted hereunder.

Section 1.2 Closing.

(a) The closing for the first Loan shall take place on the first Borrowing Date, at 10:00 a.m. at the offices of Arnold & Porter LLP, located at 1600 Tysons Boulevard, Suite 900, McLean, Virginia, or at such other times and places as shall be mutually agreed to by the Parties.

(b) At such closing, (i) the Borrowers shall issue and deliver to the Lender the Secured Promissory Note, (ii) Lender shall pay the principal amount requested by the Borrowers for the first Loan by wire transfer of immediately available funds to the account designated by the Borrowers on Schedule 1.1(b) hereto, (iii) the Borrowers shall pay all Transaction Expenses owed to the Lender and (iv) the Parties (and, as applicable, their Affiliates) shall execute and deliver all other documentation contemplated hereby to be executed and delivered at such closing.

Section 1.3 Use of Proceeds. The net proceeds to the Borrowers from the Loans shall be used for each Borrower’s working capital needs as set forth in the Budget in accordance with each line-item of the Budget, subject to the Allowed Variance, and only to the extent that Cash Collateral and any other funds of the Debtors are insufficient to pay such expenses as they come due.

ARTICLE II — CONDITIONS TO THE LOANS

Section 2.1 Conditions to the Advance of First Loan. The obligation of the Lender to make the first Loan under this Agreement is subject to the satisfaction (or waiver by the Lender), at or before the first Borrowing Date, of the following conditions:

(a) Interim Order. The Bankruptcy Court shall have entered the Interim Order, in form and substance acceptable to the Lender in its sole and absolute discretion, and such Interim Order shall be in full force and effect, shall not have been modified and shall not be subject to any appeal, and the consummation of the transactions contemplated under this Agreement and the other Postpetition Loan Documents shall not be stayed by an order of any court.

(b) No Order Preventing Consummation. No temporary restraining order, preliminary or permanent injunction or other order or decree of the Bankruptcy Court or any other Governmental Entity that has the effect of preventing the consummation of the transactions contemplated in this Agreement and the other Postpetition Loan Documents shall have been issued.

(c) Representations and Warranties Correct. The representations and warranties of each Loan Party contained in this Agreement or in any other Postpetition Loan Document are true and correct, in each case as of the date of this Agreement and as of the first Borrowing Date, with the same effect as though made as of the date of this Agreement, except that the accuracy of representations and warranties that by their terms speak only as of a specified date will be determined as of such date.

(d) Performance of Obligations. Each Loan Party shall have performed or complied with all agreements and covenants required to be performed or complied with by it under this Agreement or any other Postpetition Loan Document at or prior to the first Borrowing Date.

(e) Budget. Each Borrower and the Lender shall have agreed upon the Budget in form and substance acceptable to the Lender in its sole and absolute discretion.

(f) Officer’s Certificate. Each Loan Party shall have delivered to the Lender a certificate, in form and substance acceptable to the Lender, executed by a duly authorized officer of such Loan Party, dated as of the first Borrowing Date certifying as to the authenticity and continued effectiveness of attached copies of its Certificate of Incorporation or Certificate of Formation, as applicable, and Bylaws or limited liability company agreement, as applicable, in each case as the same may be amended from time to time, and resolutions of its board of directors, stockholders or members, as applicable, approving the transactions entered into in connection with this Agreement and the other Postpetition Loan Documents, as applicable, and authorizing specific officers or other Persons to execute and deliver this Agreement and each of the other Postpetition Loan Documents, as applicable.

(g) Definitive Transaction Documents. A Notice of Borrowing and the Secured Promissory Note shall have been issued and delivered by each Borrower to the Lender. Each Loan Party shall have delivered to the Lender each of the other Postpetition Loan Documents, as applicable, in each case duly executed by an authorized signatory of such Loan Party.

(h) Security Filings. Each Loan Party shall have executed and delivered to the Lender all UCC-1 Financing Statements to be filed and such other Postpetition Security Documents necessary or appropriate as may be requested by Lender for the perfection of the Postpetition Security Interest granted by this Agreement or any other Postpetition Loan Document, as applicable.

(i) Entry of Sale Procedure Order. The Bankruptcy Court shall have entered the Sale Procedure Order. Such Sale Procedure Order shall be in full force and effect and shall not have been modified, amended, stayed, vacated, or reversed as a whole or in part without the Lender’s prior written consent and no procedure, deadline or provision in the Sale Procedure Order shall have been modified, waived or not enforced by the Borrowers without the Lender’s prior written consent.

(j) Consents and Waivers. Each Loan Party shall have received all material consents, approvals, authorizations, permits and waivers of, and delivered all notices to, third parties, including Governmental Entities and the Bankruptcy Court, necessary for each Loan Party to consummate the transactions provided for under this Agreement and the other Postpetition Loan Documents, and all such consents, approvals, authorizations, permits and waivers shall be in full force and effect.

(k) Material Adverse Effect. Since the date of DESC’s most recent audited financial statements, no event shall have occurred or be reasonably likely to occur that would reasonably be expected to have a Material Adverse Effect.

(l) No Defaults. No Event of Default shall have occurred and be continuing.

(m) Transaction Expenses. The Loan Parties shall have paid all Transaction Expenses for which they have received an invoice.

(n) Other Documents. The Lender shall have received from the Loan Parties such other documents as it may reasonably request in form and substance acceptable to the Lender, including but not limited to a certificate of good standing issued by the Secretary of State of each Loan Party’s jurisdiction of incorporation or formation, as applicable, and each jurisdiction where a Loan Party is qualified to do business, and an incumbency certificate.

Section 2.2 Conditions to the Making of Subsequent Loans. The obligation of the Lender to make any Loan following the first Borrowing Date to the Borrowers is subject to the satisfaction (or waiver by the Lender), at or before each such Borrowing Date, of the following conditions:

(a) Representations and Warranties Correct. The representations and warranties of each Loan Party contained in this Agreement or in any other Postpetition Loan Document are true and correct, in each case with the same effect as though made as of the date of this Agreement and as of the date of the applicable Borrowing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date.

(b) Performance of Obligations. Each Loan Party shall have performed or complied with all agreements and covenants required to be performed or complied with by it under this Agreement and each other Postpetition Loan Document at or prior to the date of the applicable Borrowing Date.

(c) Budget. Each Borrower shall have been operating its business in accordance with the Budget, and shall not have made any expenditures in excess of any line item in the Budget without the express written consent of the Lender; provided, that the Borrowers shall be permitted (i) to the extent that an expense provided for in the Budget in one week is not paid in that week, to pay such expense in a subsequent week and (ii) to make expenditures that exceed by up to five percent the amount provided for in any line item of the Budget during any week, so long as at no time shall the aggregate of all actual disbursements for all preceding weeks of the Budget exceed by more than five percent the aggregate of all budgeted disbursements for such period (the “Allowed Variance”); provided, however, that (x) to the extent the Budget includes professional fees and expenses, such fees and expenses may be paid, subject to the Carve-Out Expenses, when allowed by the Bankruptcy Court, but there shall be no Allowed Variance for professional fees and expenses, (y) by no later than the second Business Day of each week, the Borrowers shall provide to the Lender a variance report reflecting, on a line-item basis, the actual cash disbursements for the preceding week and the percentage variance of such actual disbursements from those reflected in the Budget for that period, and (z) no variance from the Budget shall increase the amounts that the Borrowers are authorized to borrow under this DIP Facility.

(d) Orders Entered by the Bankruptcy Court. The Sale Procedure Order shall be in full force and effect. Such Sale Procedure Order shall not have been modified, amended, stayed, vacated, or reversed as a whole or in part without the Lender’s prior written consent. No procedure, deadline or provision in the Sale Procedure Order shall have been modified, waived or not enforced by the Borrowers without the Lender’s prior written consent. Each Borrower shall have fully and timely complied with each and every one of its obligations thereunder. The Final Order shall have been entered and shall be in full force and effect and shall not have been amended, vacated, modified, stayed or reversed as a whole or in part, and each Borrower shall have fully and timely complied with each and every one of its obligations and with every deadline thereunder.

(e) Receipt of a Notice of Borrowing. A Notice of Borrowing shall have been issued and delivered by each Borrower, as appropriate, to the Lender.

(f) Effectiveness of Other Postpetition Loan Documents; No Default. Each of the Postpetition Loan Documents shall continue to be in full force and effect and no Event of Default (or event or circumstance that with notice or the lapse of time, or both, would constitute an Event of Default) shall have occurred and be continuing as of the applicable Borrowing Date, or would result from such Loan or from the application of the proceeds thereof.

(g) Consents and Waivers. Each Borrower shall have received all material consents, approvals, authorizations, permits and waivers of, and delivered all notices to, third parties, including Governmental Entities and the Bankruptcy Court, necessary for each Loan Party to consummate the transactions provided for under this Agreement and the other Postpetition Loan Documents, and all such consents, approvals, authorizations, permits and waivers shall be in full force and effect.

(h) Material Adverse Effect. Since the Effective Date, no event shall have occurred that has had or would reasonably be expected to have a Material Adverse Effect.

(i) Transaction Expenses. The Loan Parties shall have paid all Transaction Expenses for which they have received an invoice.

(j) No Order Preventing Consummation. No temporary restraining order, preliminary or permanent injunction or other order or decree of the Bankruptcy Court or any other Governmental Entity that has the effect of preventing the consummation of the transactions contemplated in this Agreement and the other Postpetition Loan Documents shall have been issued.

(k) Other Documents. The Lender shall have received from each Loan Party such other documents as they may reasonably request in form and substance acceptable to the Lender.

ARTICLE III — REPRESENTATIONS AND WARRANTIES OF THE LOAN PARTIES

Each Loan Party represents and warrants to the Lender that, except as expressly disclosed in DESC’s most recent annual report on Form 10-K as filed with the SEC, excluding any exhibits thereto, or DESC’s reports on Form 10-Q as filed with the SEC subsequent to such annual report on Form 10-K, excluding any exhibits thereto, the statements contained in the following paragraphs of this Article III, as applicable to such Loan Party, are all true and correct.

Section 3.1 Organization and Good Standing. Each Loan Party and each of its Subsidiaries and Owned Entities (i) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) pursuant to Sections 1107 and 1108 of the Bankruptcy Code and the orders of the Bankruptcy Court, has all requisite corporate or limited liability company, as applicable, power and authority to carry on its business as now conducted and proposed to be conducted. Section 3.1 of the Disclosure Schedule lists all of the jurisdictions in which such Loan Party, any Subsidiary and any Owned Entity is duly qualified to conduct business as a foreign corporation or limited liability company, as applicable, and is in good standing as a foreign corporation or limited liability company, as applicable. There are no other jurisdictions where the character of the activities of any Loan Party, any Subsidiary or any Owned Entity, or the location of the properties and assets owned or leased by the foregoing requires such qualification, except where the failure to so qualify or be in good standing is not reasonably likely to have a Material Adverse Effect.

Section 3.2 Subsidiaries. Section 3.2 of the Disclosure Schedule sets forth a complete and accurate list of all Subsidiaries and Owned Entities, together with their respective jurisdictions of formation or organization, and the authorized and outstanding capital stock or other ownership interests of each such Subsidiary or Owned Entity, by class and number and percentage of each class owned by any Borrower, any Subsidiary or Owned Entity or any other Person. Except as set forth in Section 3.2 of the Disclosure Schedule, no Borrower or any of its Subsidiaries or Owned Entities owns, of record or beneficially, any shares of capital stock or other ownership interest in any other corporation, partnership, limited liability company or other Person.

Section 3.3 Power, Authorization and Validity.

(a) Each Loan Party has all requisite legal and corporate power to enter into, execute, deliver and perform its obligations under this Agreement and the other Postpetition Loan Documents to which it is a party.

(b) All corporate or limited liability company, as applicable, and legal action on the part of each Loan Party, its officers, directors, managers, stockholders and members, as applicable, necessary for the execution, delivery and performance by such Loan Party of this Agreement and each other Postpetition Loan Document to which such Loan Party is a party, including without limitation the issuance of the Secured Promissory Note in accordance with the terms of this Agreement, has been taken.

(c) Assuming due execution and delivery by the Lender, this Agreement is, and upon their execution and delivery, each of the Postpetition Loan Documents to which any Loan Party is a party will be, subject to entry of the Initial Order, valid and binding obligations, enforceable in accordance with their terms, of such Loan Party.

Section 3.4 Noncontravention. None of the execution, delivery and performance of and compliance with this Agreement and the other Postpetition Loan Documents will result in or constitute any breach, default or violation of (i) the Certificate of Incorporation or Bylaws, or Certificate of Formation or limited liability company agreement, as applicable, of any Loan Party or the comparable organizational documents of any Subsidiary or Owned Entity, as in effect at that time, (ii) any agreement, contract, lease, license, instrument or commitment (oral or written) to which any Loan Party, any of its Subsidiaries or any Owned Entity is a party or is bound or (iii) any Law, rule, regulation, statute or order applicable to any Loan Party, its Subsidiaries, its Owned Entities, or their respective properties, or result in the creation of any Lien upon any of the properties or assets of any Loan Party or its Subsidiaries or Owned Entities (other than pursuant to the Postpetition Loan Documents).

Section 3.5 Consents, Etc. No consent, approval, order or authorization of, or designation, registration, declaration or filing with, any federal, state or local or other Governmental Entity except for entry of the Interim Order and any filings required in connection with the Postpetition Security Documents, or other Person on the part of any Loan Party or any Subsidiary is required in connection with the valid execution, delivery and performance of this Agreement and the other Postpetition Loan Documents. Upon entry of the Interim Order, the Lender (and its successors and assigns) shall have a valid, perfected Postpetition Security Interest in and to the Postpetition Collateral as provided for herein, subject only to the Permitted Liens.

Section 3.6 Capitalization.

(a) Section 3.6 of the Disclosure Schedule sets forth the authorized capitalization of each Loan Party as of the Effective Date, and the issued and outstanding capitalization of each Loan Party as of May 12, 2008, including all outstanding warrants and options. There have been no changes in the issued and outstanding capitalization of any Loan Party since May 12, 2008. All of the issued and outstanding shares of capital stock have been duly authorized and validly issued, and are fully paid and non assessable and have been offered, issued, sold and delivered by each Loan Party in compliance with all applicable federal and state securities laws.

(b) Other than (i) shares reserved for issuance under any Loan Party’s equity incentive plans and (ii) shares that may be issued pursuant to the Prepetition Loan Documents, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or arrangements or agreements of any kind for the purchase or acquisition from any Loan Party or any of its Subsidiaries of its shares of capital stock or any securities convertible into or ultimately exchangeable or exercisable for any shares of their capital stock. The consummation of any transaction pursuant to this Agreement will not result in a change in the exercise or conversion price or number of any securities of any Loan Party outstanding pursuant to anti-dilution or other similar provisions binding upon such Loan Party and contained in or affecting any such securities. No Loan Party or any of its Subsidiaries is obligated in any manner to issue any shares of its capital stock or any other securities.

(c) The rights, preferences, privileges and restrictions of the Common Shares are as stated in each Loan Party’s Certificate of Incorporation, Certificate of Formation, or other comparable organization document and as provided under applicable Law.

Section 3.7 SEC Documents; Financial Information. DESC has made all filings with the SEC required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act of 1933, as amended (the “Securities Act”), on a timely basis. DESC has previously made available to the Lender complete and accurate copies, as amended or supplemented through the date hereof, of the following forms filed with the SEC: (i) each Form 10-K report under the Exchange Act beginning with the fiscal year ended December 31, 2006 through the Effective Date, (ii) each Form 8-K report filed by DESC beginning with the fiscal year 2006 through the Effective Date, and (iii) each Form 10-Q report under the Exchange Act filed by DESC beginning with the fiscal year 2006 through the Effective Date, with the Effective Date in each case to include the effective date of the latest amendment to this Agreement (such reports are collectively referred to herein as the “Company Reports”). As of their respective dates, the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of DESC included in the Company Reports and the unaudited interim financial statements of DESC as of and for the quarter ended March 31, 2008 included in the report on Form 10-Q for the first quarter of 2008 (the “March 31, 2008 Financial Statements”), (i) comply as to form in all material respects with applicable accounting requirements and published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and (iii) fairly present in all material respects (subject, in the case of the unaudited interim financial statements, to normal, year-end audit adjustments, none of which were material) the consolidated financial condition, results of operations and cash flows of DESC as of the respective dates thereof and for the periods referred to therein.

Section 3.8 Financial Reporting. Each Loan Party and each of its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of DESC included in the Company Reports and the March 31, 2008 Financial Statements, and to maintain accountability for DESC’s consolidated assets, (iii) access to each Loan Party’s assets is permitted only in accordance with management’s authorization, (iv) the reporting of each Loan Party’s assets is compared with existing assets as necessary to permit preparation of the consolidated financial statements of DESC in accordance with GAAP and to maintain accountability for each Loan Party’s consolidated assets, (v) accounts, notes and other receivables and inventory are recorded accurately, and procedures each Loan Party believes in good faith to be adequate under the circumstances are implemented to effect the collection thereof on a timely basis and (vi) there are procedures in place adequate to prevent, or timely detect, unauthorized acquisition, use or disposition of each Loan Party’s assets. As of the date of this Agreement, (x) there are no deficiencies in the design or operation of a Loan Party’s internal controls over financial reporting which could adversely affect in any material respect such Loan Party’s ability to record, process, summarize and report financial data or material weaknesses in internal controls over financial reporting and (y) to knowledge of any Loan Party, there has been no fraud relating to any Loan Party or any of its Subsidiaries, whether or not material, that involved management or other employees, whether current or former, of any Loan Party or any of its Subsidiaries who have, or had, a significant role in such Loan Party’s internal controls over financial reporting.

Section 3.9 Liabilities. Except as reflected in the balance sheet included in DESC’s most recent set of financial statements filed with the SEC (the “Latest Balance Sheet”), the Loan Parties, their Subsidiaries and their Owned Entities, taken together as a whole, do not have any Indebtedness, obligation or liability (contingent or otherwise) that, either alone or when combined with all similar obligations or liabilities, would be material to them, and to the knowledge of any Borrower, there does not exist a set of circumstances that would reasonably be expected to result in any such material Indebtedness, obligation or liability.

Section 3.10 Judgments. The performance of any action by the Loan Parties required by or provided for under this Agreement or any other Postpetition Loan Document is not restrained or enjoined by any order of the Bankruptcy Court or by any Governmental Entity (either temporarily, preliminarily or permanently).

Section 3.11 Proprietary Assets.

(a) Each Loan Party and each Subsidiary and Owned Entity (i) owns or has sufficient rights to all Proprietary Assets used in or necessary for its business as currently or proposed to be conducted, free and clear of all Liens, other than Permitted Liens; and (ii) has taken reasonable and customary measures and precautions necessary to protect and maintain the confidentiality and secrecy of its Proprietary Assets (except the Proprietary Assets the value of which would be unimpaired by public disclosure) and otherwise to maintain and protect the value of its Proprietary Assets. All necessary registration, maintenance and renewal fees previously due in connection with any registered Proprietary Assets have been paid and all necessary documents and certificates previously due in connection with such Proprietary Assets have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Proprietary Assets.

(b) Except where such infringement, misappropriation or unlawful use has not had or would not reasonably be expected to have, individually or in the aggregate, a Material

Adverse Effect, the operation of the business of each Loan Party and each of its Subsidiaries or Owned Entities (i) has not infringed or misappropriated, does not infringe or misappropriate, and will not infringe or misappropriate as a result of the execution, delivery and performance of this Agreement and the other Postpetition Loan Documents, any Proprietary Asset of any Person, (ii) does not violate any right of any Person (including any right to privacy or publicity), and (iii) does not materially breach any contract related to any Proprietary Asset. No Loan Party or any Subsidiary or Owned Entity has received notice from any Person claiming that such operation or any act, any product, technology or service (including products, technology or services currently under development by any Loan Party, any Subsidiary or any Owned Entity) or Proprietary Assets infringes or misappropriates any rights related to or arising out of Proprietary Assets of any Person. No Loan Party or any Subsidiary or Owned Entity has received notice to the effect that Proprietary Assets held by any of them are invalid or not subsisting. No other Person is infringing, misappropriating or making any unlawful use of any Proprietary Asset used in or pertaining to the business of any Loan Party or any Subsidiary or Owned Entity.

(c) The Proprietary Assets used in or pertaining to the business of each Loan Party and its Subsidiaries, and the Proprietary Assets licensed to the Owned Entities, when taken together, are sufficient to enable such Loan Party and each of its Subsidiaries to conduct its business in the manner in which such business has been and is being conducted free from liabilities or valid claims of infringement or misappropriation by third parties. No Loan Party or any of its Subsidiaries or Owned Entities has licensed any of its Proprietary Assets to any Person on an exclusive basis and no Loan Party or any Subsidiary or Owned Entity has entered into any covenant not to compete or contract limiting its ability to sell its products in any market or geographical area or with any Person.

(d) All current and former employees of each Loan Party and its Subsidiaries providing technical services, or otherwise having access to confidential information, relating to any Loan Party’s Proprietary Assets have executed and delivered to such Loan Party or such Subsidiary an agreement (containing no material exceptions to or exclusions from the scope of its coverage relevant to such Loan Party’s business) that is substantially the same as to the forms of standard employee agreement previously delivered to the Lender, and all current and former consultants and independent contractors to each Loan Party or its Subsidiaries providing technical services relating to such Loan Party’s or its Subsidiaries’ Proprietary Assets have executed and delivered to such Loan Party or such Subsidiary, an agreement (containing no material exceptions to or exclusions from the scope of its coverage relevant to such Loan Party’s business), the material provisions of which are in substance as protective to such Loan Party as the terms of the forms of standard employee agreement previously delivered to the Lender.

(e) To the extent that any Proprietary Asset has been developed or created independently or jointly by any Person other than any Loan Party or any Subsidiary or Owned Entity for which any Loan Party or any Subsidiary or Owned Entity has directly or indirectly, provided consideration for such development or creation, each Loan Party or the relevant Subsidiary or Owned Entity has a written agreement with such Person with respect thereto, and the relevant Loan Party or relevant Subsidiary or Owned Entity thereby has obtained ownership of, and is the exclusive owner of, all such Proprietary Assets therein by operation of law or by valid assignment, and has required the waiver of all non-assignable rights.

(f) Other than standard Proceedings involving applications pending before the U.S. Patent and Trademark office or foreign patent offices, no Proprietary Assets, product, technology, or service of any Loan Party or any Subsidiary or Owned Entity is subject to any Proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by any Loan Party or any Subsidiary or Owned Entity, or may affect the validity, use or enforceability of such Proprietary Asset, product technology or service.

(g) Section 3.11(g) of the Disclosure Schedule lists separately, by entity, all material Proprietary Assets owned by, or filed in the name of, each Loan Party, each of its Subsidiaries and each of its Owned Entities that have been registered in or with, issued by, or for which an application for registration has been filed in or with, a federal, state or other governmental office or agency of appropriate jurisdiction.

Section 3.12 Changes. Since the date of DESC’s most recent audited financial statements, there has not occurred or is reasonably be expected to occur any of the following:

(a) Any Material Adverse Effect;

(b) Any material change, except in the ordinary course of business, in the contingent obligations of any Loan Party, its Subsidiaries or any Owned Entity by way of guaranty, endorsement, indemnity, warranty or other contractual arrangement;

(c) Any waiver by any Loan Party, any Subsidiary or any Owned Entity of a material right or of a material debt owed to it;

(d) Any debt, obligation or liability incurred, assumed or guaranteed by any Loan Party, any Subsidiary or any Owned Entity, except for immaterial amounts and for current liabilities incurred in the ordinary course of business;

(e) Any sale, assignment or transfer of any Proprietary Asset, other than the nonexclusive license by any Loan Party, any Subsidiary or any Owned Entity of such Proprietary Assets to customers, suppliers or contract manufacturers in the ordinary course of business consistent with past practices;

(f) Any change in any Material Contract to which any Loan Party, any Subsidiary or any Owned Entity is a party or by which it is bound, which change has had or could reasonably be expected to have a Material Adverse Effect;

(g) Any material Tax election or any change in any method or period of accounting or in any accounting policy, practice or procedure;

(h) Any compromise or settlement of any claims relating to Taxes, any Tax audit or other tax proceeding or the filing of any amended Tax Return;

(i) Any “reportable transaction” for Tax purposes as defined in Treasury Regulations Section 1.6011-4(b); or

(j) Any arrangement or commitment by any Loan Party, any Subsidiary or any Owned Entity to do any of the acts, as applicable, described in this Section 3.12.

Section 3.13 Compliance with Company Instruments and Laws. No Loan Party or any Subsidiary or Owned Entity, is in violation of any provisions of its respective Certificate of Incorporation or Bylaws or other similar organizational document, each as currently in effect. Each Loan Party, each of its Subsidiaries and each Owned Entity, has been and is in compliance in all material respects with all applicable Laws. All material Permits and other authorizations by Governmental Entities held by each Loan Party, its Subsidiaries and Owned Entities and which are necessary to their businesses are valid and sufficient in all respects for the businesses presently carried on by them.

Section 3.14 Litigation. Except for the Chapter 11 Cases, Section 3.14 of the Disclosure Schedules sets forth all suits, actions, Proceedings, claims or investigations pending or, to the knowledge of any Loan Party, threatened, including without limitation any investigation by the SEC involving DESC or any current or former director or officer of DESC or any of its Subsidiaries, against or affecting any Loan Party or any of its Subsidiaries before any court, administrative agency or other Governmental Entity that (i) involves in each case amounts in dispute, or alleges damages in excess of, $50,000, or requests specific performance or injunctive relief that could be material to the business, or (ii) questions or challenges the validity of this Agreement or any of the other Postpetition Loan Documents, or any of the actions taken, or to be taken, by the Loan Parties under the Postpetition Loan Documents.

Section 3.15 Taxes.

(a) Each Loan Party, each of its Subsidiaries and each of its Owned Entities have timely and properly filed, or had filed (or have properly obtained extensions and will file within the extension period) on its behalf, all Tax Returns required to be filed by it in any jurisdiction to which it is subject, and such filed Tax Returns are accurate in all material respects, has paid all Taxes due and payable (whether or not shown on filed Tax Returns), and has set aside on its Latest Balance Sheet provisions reasonably adequate for the payment of all Taxes for periods subsequent to the periods to which such Tax Returns apply. There are no unpaid and delinquent Taxes claimed to be due by the Taxing authority of any jurisdiction, and the officers of each Loan Party know of no basis for any such claim.

(b) Section 3.15(b) of the Disclosure Schedule sets forth all outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Returns. All Taxes that any Loan Party, any Subsidiary or any Owned Entity has been required to collect or withhold have been duly withheld or collected and, to the extent required, have been timely paid to the proper Taxing authority. No Loan Party or any Subsidiaries or Owned Entities is a party to any Tax-sharing agreement or similar arrangement with any other Person. At no time has any Loan Party, any Subsidiary or Owned Entity been a member of an affiliated, combined, consolidated or unitary Tax group (other than a group for which DESC is the common parent) for purposes of filing any Tax Return. None of the Loan Parties, the Subsidiaries or the Owned Entities is currently under any contractual obligation to pay to any Governmental Entity any Tax obligations of, or with respect to any transaction relating to, any other Person, or to indemnify any other Person with respect to any Tax.

Section 3.16 Environmental and Safety Laws.

(a) There are no real properties which any Loan Party or any Subsidiary or Owned Entity, or other related organizations, or any of their predecessors or successors formerly owned, operated or leased and which any Loan Party has ceased to own, operate or lease.

(b) With respect to the Property and the Other Property no Loan Party or any prior owner or operator is subject to any Environmental Liabilities.

(c) With respect to the Property, each Loan Party has obtained, possesses and is in compliance in all material respects with all Environmental Permits.

(d) All of the Property is in compliance in all material respects with all Environmental Laws and the terms of any applicable leases.

(e) There are no Liens, defaults, equitable interests, covenants, deed restrictions, notice or registration requirements, or other limitations applicable to the Property, based upon any Environmental Laws.

(f) There are no USTs located in, at, on or under the Property.

(g) There are no locations at which Pollutants have been Released, or otherwise come to be, in, at, on, under, a part of, involving or otherwise related to the Property or Other Property that give rise to material Environmental Liabilities of any Loan Party or any Subsidiary; and each of such locations is in compliance with all Environmental Laws.

(h) There are no Conditions in, at, on, under, a part of, involving or otherwise related to the Property or Other Property (including but not limited to off-site migration of Pollutants from any such Property or Other Property), involving the presence of any Pollutant, and each Loan Party or any Subsidiary or Owned Entity or other related organizations, or any of their predecessors or successors has not Managed any Pollutant in a manner that give or gives rise to material Environmental Liabilities of any Loan Party or any Subsidiary or Owned Entity.

(i) There are no PCBs, lead paint, asbestos (of any type or form), or materials, articles or products containing PCBs, lead paint or asbestos, located in, at, on, under, a part of, involving or otherwise related to the Property (including, without limitation, any building, structure, or other improvement that is a part of the Property); and all of the PCBs, lead paint, asbestos, and materials, articles and products containing PCBs, lead paint or asbestos identified in Section 3.16(i) of the Disclosure Schedule are in compliance with all Environmental Laws.

(j) No on-site sources of water for human consumption or other human contact in, at or on the Property, and no subsurface waters under the Property, contain a Pollutant at a level exceeding a level which is established or recommended in Environmental Laws.

Section 3.17 Title to and Sufficiency and Condition of Assets. (a) Each Loan Party and each of its Subsidiaries has good and marketable title to all assets used in the operations of the business of each Loan Party (excluding all Proprietary Assets), free and clear of all Liens other than Permitted Liens, (b) such assets constitute all of the assets, rights and properties that are used in the operation of the business of each Loan Party or any of its Subsidiaries as it is now conducted or that are used or held by each Loan Party or any of its Subsidiaries for use in the operation of such Loan Party’s business and (c) all such assets are in good operating condition and repair (reasonable wear and tear excepted) and are suitable for their intended use.

Section 3.18 Indebtedness and Existing Liens. Except for the Postpetition Debt and the Permitted Liens, there is no secured Indebtedness of any Loan Party or any of its Subsidiaries. The Borrowers have delivered to the Lender true and correct copies of all documents related to the Prepetition Bank Lien and the Prepetition VEDA Lien. Schedule 3.18 sets forth all Indebtedness of each Loan Party and any of its Subsidiaries and all existing Liens on the assets of each Loan Party and any of its Subsidiaries.

Section 3.19 Insurance. Each Loan Party has general commercial, product liability, fire and casualty insurance policies with coverages which are customary for companies similarly situated to such Loan Party in the same or similar businesses.

Section 3.20 Priority of Security Interest. The obligations of each Loan Party under this Agreement will at all times rank senior in right of payment to any and all administrative expense claims against each Borrower of the kind specified in Section 503(b) of the Bankruptcy Code, subject to the Carve-Out Expenses.

Section 3.21 Prepetition Obligations. The amount of the Prepetition Obligations as of the Petition Date is at least $18,573,570.76. Such amount constitutes a valid claim against each of the Prepetition Obligors. No Prepetition Obligor has any defenses, offsets or counterclaims with respect to the Prepetition Obligations, nor any other claim or cause of action of any sort against the Lender or any of its Affiliates.

Section 3.22 No Brokers. No Borrower or any Subsidiary, nor any of their respective shareholders or members, is obligated for the payment of fees or expenses of any broker or finder in connection with the origination, negotiation or execution of this Agreement or the other Postpetition Loan Documents, or in connection with any transaction pursuant to this Agreement or any other Postpetition Document.

Section 3.23 Defaults. After giving effect to the transactions contemplated under this Agreement and the Postpetition Loan Documents, there has not occurred any event which constitutes an Event of Default which is presently continuing.

Section 3.24 Real Estate.

(a) Leased Premises. Section 3.24(a) of the Disclosure Schedule contains a complete and accurate list of all premises leased by any Loan Party or one of its Subsidiaries (the “Leased Premises”), and of all leases related thereto (collectively, the “Leases”). Each Loan Party has made available to the Lender a true and complete copy of each of the Leases, and in the case of any oral Lease, a written summary of the material terms of such Lease. The Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. No event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default under any Lease on the part of any Loan Party. No Loan Party or any Subsidiary has knowledge of the occurrence of any event which (whether with or without notice, lapse of time or both, or the happening or occurrence of any other event) would constitute a default under any Lease by any other party. Section 3.24(a) of the Disclosure Schedule separately identifies all Leases for which consents or waivers must be obtained on or prior to the date that the first Loan is made (or which have been obtained) in order for such Leases to continue in effect according to their terms after the date the first Loan is made. No Loan Party has waived any material rights under any Lease which would be in effect on or after the date of this Agreement.

(b) Leased Improvements. The Leased Improvements are operational and available for use in the business of each Loan Party and its Subsidiaries as it is currently conducted. All of the Leased Improvements on the Leased Premises are located entirely on such Leased Premises.

(c) Real Property. Section 3.24(c) of the Disclosure Schedule contains a complete and accurate list of each parcel of real property owned by any Loan Party or any of its Subsidiaries (the “Owned Properties”). Section 3.24(c) of the Disclosure Schedule contains a complete and accurate list for each Loan Party and any Subsidiary of all options, rights of first refusal or any other contractual rights to purchase, acquire, sell, assign or dispose of any real property owned or leased by it to which such Loan Party or Subsidiary, as applicable, is a party or under which it has any obligations.

Section 3.25 Full Disclosure. The statements by each Loan Party contained in this Agreement, the exhibits to this Agreement, the Disclosure Schedule, the certificates and documents delivered by each Loan Party and its Subsidiaries to the Lender under this Agreement and in the information delivered to the Lender and its Representatives, taken together as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained in this Agreement and any other Postpetition Loan Document not materially misleading in light of the circumstances under which such statements were made.

ARTICLE IV — REPRESENTATIONS AND WARRANTIES BY THE LENDER

The Lender represents and warrants to, and covenants with, each Loan Party as follows:

Section 4.1 Authority. The Lender is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. The Lender has the requisite legal right and power, as applicable, to enter into, execute, deliver and perform its obligations under this Agreement and the other Postpetition Loan Documents. Assuming due execution and delivery by the other parties hereto, this Agreement is, and upon their execution, the other Postpetition Loan Documents to which the Lender is a party will be, valid and binding obligations of the Lender, enforceable in accordance with their terms.

Section 4.2 Noncontravention. None of the execution, delivery and performance of and compliance with this Agreement and the other Postpetition Loan Documents will result in or constitute a material breach, default or violation of (i) the organizational documents of any Lender, as in effect at that time, (ii) any agreement, contract, lease, license, instrument or commitment (oral or written) to which the Lender is a party or is bound or (iii) any Law, rule, regulation, statute or order applicable to the Lender, or its respective properties.

ARTICLE V — COVENANTS

Section 5.1 Access. To the extent permitted by Law and not in contravention of the rights of third parties, each Loan Party shall permit Representatives of the Lender reasonable access to examine the corporate books and make copies or extracts from such corporate books and to discuss the affairs, finances and accounts of each Loan Party and its Subsidiaries with the principal officers and employees of such Loan Party upon request, all during regular business hours, as often as the Lender may reasonably request.

Section 5.2 Communication with Accountants. Upon receipt of a request from the Lender or the Lender’s Representatives to either Borrower or the Borrowers’ counsel for the Chapter 11 Cases, the Borrowers shall facilitate discussions between the Borrowers’ accountants and the Lender’s Representatives, and shall authorize those accountants to disclose to the Lender any and all requested financial statements and other supporting financial documents and schedules (excluding their internal working papers) including copies of any management letter with respect to the business, financial condition and other affairs of each Borrower and any Subsidiary. Any such information provided to the Lender may additionally be provided to each Borrower’s directors at their request or at such Borrower’s own determination. At or before the date the first Loan is made, each Borrower shall deliver a letter addressed to such accountants and tax advisors instructing them to comply with the provisions of this Section 5.2.

Section 5.3 Security and Pledge Agreements. Each Loan Party shall grant to the Lender a perfected lien on and security interest, subject only to Permitted Liens, in all of its assets and properties, whether now or hereafter existing, owned or acquired, all in accordance with the terms of the Postpetition Security Agreement, as applicable, and the Interim Order and the Final Order. Each Loan Party shall assist the Lender with any and all filings necessary or appropriate and reasonably requested by the Lender for the perfection of the Postpetition Security Interest, granted under and in accordance with the terms of this Agreement.

Section 5.4 Market Regulations. DESC shall notify Nasdaq of, and make all necessary filings with federal or state securities regulators in accordance with their requirements in connection with, the transactions pursuant to this Agreement and the other Postpetition Loan Documents.

Section 5.5 Reporting Requirements. DESC will timely make all filings required to be filed with the SEC or any state securities regulator, including (i) all periodic reports required under the Exchange Act; (ii) definitive proxy statements; (iii) reports on Form 8-K; and (iv) such other reports as DESC may be required to file from time to time pursuant to applicable securities Laws, taking into account any and all extensions granted or permitted by the applicable securities regulator, and refrain from terminating its status as a reporting issuer.

Section 5.6 Information.

(a) The Borrowers shall deliver to the Lender, (i) a weekly statement showing each Borrower’s Net Working Capital and unrestricted cash and cash equivalents for the previous week, in each case calculated in a manner consistent with past practice and DESC’s audited and unaudited financial statements filed with the SEC in 2007 and (ii) a weekly report comparing, on a line-item basis, actual expenses against expenses as set forth in the Budget, and such other reports, information or documents reasonably requested by the Lender.

(b) Each Borrower shall furnish to the Lender prompt written notice of the occurrence of any payment default or Event of Default. Each notice delivered under this Section 5.6 shall be accompanied by a statement of such Borrower’s Chief Financial Officer or other executive officer setting forth the detail of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

(c) All material non-public information and data, in whatever form, obtained by the Lender in respect of any Borrower and the subject matter of this Agreement (the “Confidential Information”) shall be held by the Lender in confidence and shall not be disclosed to any third party; provided, that such Confidential Information may be disclosed if the disclosure (i) is made with the consent of such Borrower, (ii) is made to an Affiliate (including any general partner, manager, director, officer or employee) of any Lender or of any Affiliate, and such Affiliate agrees to be subject to such confidentiality provisions, (iii) is requested or required by Law or by a Governmental Entity, including the Bankruptcy Court, (iv) is in respect of information or data that is in the public domain at the time of the disclosure through no fault of the Lender or any party to which it has disclosed the information, (v) is made to the Lender’s advisors or Representatives, which agree to maintain the confidentiality of the Confidential Information or (vi) is received from a third party not subject to confidentiality obligations with respect to such information.

Section 5.7 Payment of Obligations Each Borrower will pay all of its material obligations arising or coming due after the Petition Date, including Tax liabilities before the same shall become delinquent or in default, except (a) to the extent such payment is prohibited by the Bankruptcy Code or other applicable Law or (b) where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) such Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to make payment pending such contest could not reasonably be expected to result in a material adverse effect on the business operations of the Borrowers and their respective Subsidiaries, take as a whole.

Section 5.8 Insurance. Each Loan Party shall and shall cause each Subsidiary to maintain insurance (i) covering, without limitation, fire, theft, burglary, public liability, property damage, product liability and workers’ compensation and (ii) on all property and assets material to the operation of the business, all in amounts customary for such Loan Party’s industry. Each Loan Party shall, and shall cause each of its Subsidiaries to, pay all insurance premiums payable by them.

Section 5.9 Properties. Each Loan Party will keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all necessary repairs, renewals, replacements, additions and improvements thereto. Each Loan Party will at all times comply in all material respects with each provision of all leases to which it is a party or under which it occupies property.

Section 5.10 Fundamental Changes.

(a) Until the Postpetition Debt and the Prepetition Obligations have been paid in full, each Loan Party covenants and agrees with Lender that it shall not allow, and shall not permit any of its Subsidiaries to engage in any transactions that would result in:

(i) any wind up, liquidation or dissolution of such Loan Party’s affairs, or entry into any transaction of merger or consolidation, sale or other disposition of all or substantially all of such Loan Party’s property or assets, including a sale pursuant to Section 363 of the Bankruptcy Code, except pursuant to the Sale Procedure Order;

(ii) any Change in Control except pursuant to the Sale Procedure Order;

(iii) any recapitalization or reorganization of any Loan Party or any of its Subsidiaries, other than pursuant to a plan of reorganization approved by the Lender;

(iv) the authorization, declaration or payment of any dividends on any class of any Loan Party’s stock;

(v) the redemption or repurchase of any shares of capital stock by any Loan Party (other than repurchases of Common Shares from employees upon the termination of their employment pursuant to the terms of their employment agreements or on other terms approved by such Loan Party’s board of directors or sole stockholder);

(vi) any change, amendment or modification, or any application or motion for any change, amendment or modification to the Interim Order, the Final Order or the Sale Procedure Order without the prior written consent of the Lender;

(vii) the existence of any Liens on the Postpetition Collateral that are senior or pari passu with the Postpetition Security Interest, except for Permitted Liens;

(viii) the departure of any of Bernard H. Cherry, Peter J. Tallian or Rob Friedland from their current positions; or

(ix) any material change in the principal line of business of a Loan Party or its Subsidiaries.

Section 5.11 Preservation of Corporate Existence. Each Loan Party shall preserve and maintain its and each of its Subsidiaries’ corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is required, unless the failure to so preserve, maintain or qualify does not and will not have a Material Adverse Effect, and preserve and maintain all of its Proprietary Assets that are material to it and its Subsidiaries’ business.

Section 5.12 Compliance with Law. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all Laws, including Environmental Laws and federal and state securities Laws, applicable to any of them, except non-compliance being contested in good faith through appropriate Proceedings so long as such Loan Party shall have set up and funded sufficient reserves, if any, required under GAAP with respect to such items.

Section 5.13 Termination of Covenants. Other than as provided for by their terms, the covenants set forth in this Article V shall continue in effect until all Postpetition Debt, including the full principal amount, all accrued but unpaid interest outstanding and any other amounts owed under the Secured Promissory Note are repaid in full.

Section 5.14 Asset Sales. Each Borrower shall comply with the terms of the Sale Procedure Order with respect to any sale of assets of such Borrower or any of its Affiliates (each, an “Asset Sale”) by any Borrower or any of its Affiliates. Upon the closing (as such term is defined in the applicable sale-purchase agreement) of an Asset Sale by any Loan Party of a material asset, the net sale proceeds from such Asset Sale shall be used to repay any amounts due and payable under the Prepetition Obligations and the Postpetition Debt; provided that the sales proceeds from a sale of any assets that form all or part of the Project Facility Prepetition Collateral shall be applied in accordance with the terms of the Consent Agreement. The Lender agrees that upon the sale of either the stock of Proton or any assets of Proton (collectively, the “Proton Collateral”) pursuant to the Proton Sale Procedure Order or otherwise, the Lender shall release all Liens in its favor on the applicable Proton Collateral effective upon receipt by the Lender of the proceeds of such sale.

ARTICLE VI — EVENTS OF DEFAULT

Section 6.1 Events of Default. The occurrence of any of the following shall constitute an “Event of Default”:

(a) Failure to Pay. Any Borrower shall fail to pay when due any principal payment on the Secured Promissory Note, or any interest or other payment required under the terms of the Secured Promissory Note, or any Guarantor shall fail to pay when due any Guaranteed Obligation;

(b) Breaches of Representations and Warranties. Any representation or warranty made by any Loan Party in this Agreement or in any of the other Postpetition Loan Documents shall not have been true when made;

(c) Breaches of Other Covenants. Any Loan Party shall fail to observe or to perform any other covenant, obligation, condition or agreement contained in this Agreement or the other Postpetition Loan Documents, and solely in the case of any non-monetary covenant default, such failure continues for two Business Days after notice of the breach is delivered to the Borrowers;

(d) Cross-Default. After the Petition Date, (i) any Loan Party shall default under or otherwise fail to perform any of its obligations under any Postpetition Loan Document, or (ii) any Loan Party or any of its Subsidiaries shall default under any other agreement, bond, debenture, note or other evidence of Indebtedness for money borrowed, under any guaranty or under any mortgage, or indenture pursuant to which there shall be issued or by which there shall be secured or evidenced any Indebtedness for money borrowed by any Loan Party or any of its Subsidiaries, whether such Indebtedness now exists or shall hereafter be created, including but not limited to, default under the obligations secured by any Permitted Lien;

(e) Compliance with Budget. The Loan Parties shall make any expenditure using Cash Collateral or proceeds from this DIP Facility that is in excess of the amounts permitted by the Budget for such expenditure or otherwise not in compliance with the Budget, without the prior written consent of the Lender other than an Allowed Variance subject to the conditions sets forth in Section 2.2(c) hereof;

(f) Chapter 11 Cases. Either of the Chapter 11 Cases shall be (i) dismissed (or the Bankruptcy Court shall make a ruling requiring the dismissal of a Chapter 11 Case) pursuant to Section 1112 of the Bankruptcy Code, (ii) converted to a case or cases under chapter 7 of the Bankruptcy Code; or (iii) a trustee or examiner shall be appointed in either of the Chapter 11 Cases;

(g) Sale of Assets. Any Borrower shall sell all or substantially all of such Borrower’s assets pursuant to Section 363 of the Bankruptcy Code or otherwise, unless (x) such asset sale is consummated pursuant to the Sale Procedure Order or (y) the Prepetition Obligations and the Postpetition Debt have been paid in full;

(h) Compliance with any Order of the Bankruptcy Court. Any Borrower shall fail timely to comply with any of its obligations under the Interim Order, the Final Order, the Sale Procedure Order, or any other Order entered by the Bankruptcy Court;

(i) Plan of Reorganization. Any Borrower or any other person shall propose any plan of reorganization that does not provide for payment in full, in cash, on the effective date thereof, of all of the outstanding Postpetition Debt, or the Bankruptcy Court enters an order confirming any plan of reorganization (including any liquidating plan) or approving the sale of all or any material portion of the assets or business of the Borrowers without the Lender’s prior written consent;

(j) Third-Party Financing. Any Borrower shall file any motion seeking postpetition financing or an extension of postpetition credit other than this DIP Facility; and

(k) Entry of Sale Procedure Order. After entry of any Sale Procedure Order by the Bankruptcy Court, (x) such Sale Procedure Order is modified, amended, stayed, vacated, or reversed as a whole or in part without the Lender’s prior written consent, or (y) any procedure, deadline or provision in the Sale Procedure Order is modified, waived or not enforced by the Borrowers without the Lender’s prior written consent.

Section 6.2 Remedies. Upon the occurrence or existence of any Event of Default and at any time thereafter during the continuance of such Event of Default, (i) the Lender may deliver a notice of default to the Borrowers with a copy to counsel for the Committee, if such Committee has retained counsel, and the Office of the United States Trustee, as applicable, and may declare all outstanding Postpetition Debt payable by the Borrowers to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained in this Agreement or in the other Postpetition Loan Documents to the contrary notwithstanding; (ii) the Borrowers shall no longer be authorized to use Cash Collateral or to borrow funds under this Agreement without the consent of the Lender in its sole discretion, and (iii) the Lender may terminate its commitment to make, and shall have no further obligation to make, any additional Loans to the Borrowers under this Agreement or any other Postpetition Loan Document. In addition, the Lender shall be entitled to exercise any other rights and remedies of a secured creditor under applicable laws, this Agreement, the Postpetition Security and Pledge Agreement, the Interim Order or the Final Order.

ARTICLE VII — INDEMNIFICATION

Section 7.1 Indemnity. Each Loan Party agrees to indemnify and defend and hold harmless the Lender, its Affiliates, successors and assigns and each of their Representatives (each, a “Indemnified Party,” and collectively, the “Indemnified Parties”) from and against, and agrees to pay or cause to be paid to the Indemnified Parties all amounts equal to the sum of, any and all claims, demands, costs, expenses, losses and other liabilities of any kind, including all legal costs and expenses associated with any action taken to enforce their rights under this Article VII (“Losses”) that the Indemnified Parties may incur or suffer (including without limitation all reasonable legal fees and expenses) which arise or result from any breach of any of its representations or warranties, or failure by any Loan Party to fully and timely perform any of its covenants or agreements, in this Agreement or in any other Postpetition Loan Document or in any certificate or document delivered pursuant to this Agreement or any other Postpetition Loan Document, including but not limited to any third party claims arising or resulting from such breach or failure, except to the extent such Losses arise out of the gross negligence or willful misconduct of the Lender, its Affiliates, successors and assigns and their respective officers, directors, members, partners, employees and agents. The rights of the Lender hereunder shall be in addition to, and not in lieu of, any other rights and remedies which may be available to it by Law or under the Certificate of Incorporation and Bylaws or Certificate of Formation and limited liability company agreement, as applicable, of any Loan Party or the Postpetition Loan Documents.

Section 7.2 Procedures. If a third party shall notify an Indemnified Party with respect to any matter that may give rise to a claim for indemnification under the indemnity set forth above in Section 7.1, the procedures set forth below shall be followed.

(a) Notice. The respective Indemnified Party shall give to the Loan Parties (collectively, the “Indemnifying Party”) written notice of any claim, suit, judgment or matter for which indemnity may be sought (a “Claim”) under Section 7.1 promptly but in any event within 30 days after the Indemnified Party receives notice thereof, provided, however, that failure by the Indemnified Party to give such notice shall not relieve the Indemnifying Party from any liability it shall otherwise have pursuant to this Agreement except to the extent that the Indemnifying Party is actually prejudiced by such failure. Such notice shall set forth in reasonable detail (x) the basis for such potential claim and (y) the dollar amount, or an estimated dollar amount, as applicable, of such claim. The Indemnifying Party shall have a period of 30 days within which to respond thereto. If the Indemnifying Party does not respond within such 30-day period, the Indemnifying Party shall be deemed to have accepted responsibility for such indemnity.

(b) Defense of Claim. With respect to a claim by a third party against an Indemnified Party for which indemnification may be sought under this Agreement, the Indemnifying Party shall have the right, at its option and subject to the remainder of this Section 7.2, to be represented by counsel of its choice and to assume the defense or otherwise control the handling of any Claim, which is set forth in the notice sent by the Indemnified Party, by notifying the Indemnified Party in writing to such effect within 30 days of receipt of such notice; provided, however, that the Indemnified Party shall have the right to employ counsel to represent it if, in the Indemnified Party’s reasonable judgment based upon the advice of counsel, it is advisable in light of the separate interests of the Indemnified Party, to be represented by separate counsel (including, as applicable, local counsel), and in that event the reasonable fees and expenses of one such separate counsel shall be paid by the Indemnifying Party plus appropriate local counsel, if applicable, for all Indemnified Parties; and, provided further, that the Indemnifying Party shall not have the right to assume the defense of such Claim unless (i) the Indemnifying Party acknowledges fully the rights of the Indemnified Party (and does not contest, as a whole or in part) the Indemnified Party’s indemnification rights for the Claim, (ii) the counsel selected by the Indemnifying Party is reasonably satisfactory to the Indemnified Party, (iii) the Indemnified Party is kept informed of all material developments and is furnished copies of all material papers filed or sent to or from the opposing party or parties and (iv) the Indemnifying Party prosecutes the defense of such Claim with commercially reasonable diligence in a manner which does not materially prejudice the defense of such Claim. If the Indemnifying Party does not give timely notice in accordance with the preceding sentence, the Indemnifying Party shall be deemed to have given notice that it does not wish to control the handling of such Claim. In the event the Indemnifying Party elects (by notice in writing within such 30-day period) to assume the defense of or otherwise control the handling of any such Claim for which indemnity is sought, the Indemnifying Party shall indemnify and hold harmless the Indemnified Party from and against any and all reasonable professional fees (including attorneys’ fees, accountants, consultants and engineering fees) and investigation expenses incurred by the Indemnified Party after it provides notice under clause (a) and prior to such election, notwithstanding the fact that the Indemnifying Party may not have been so liable to the Indemnified Party had the Indemnifying Party not elected to assume the defense of or to otherwise control the handling of such Claim. In the event that the Indemnifying Party does not assume the defense or otherwise control the handling of such matter, the Indemnified Party may retain counsel, as an indemnification expense, to defend such Claim.

(c) Final Authority. The Parties shall cooperate in the defense of any such Claim and each shall make available all books and records which are relevant in connection with such claim or litigation. In connection with any Claim with respect to which the Indemnifying Party has assumed the defense or control, the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to any matter which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party, which shall not be unreasonably withheld. In connection with any Claim with respect to which the Indemnifying Party has not assumed the defense or control, the Indemnified Party may not compromise or settle such Claim without the consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

(d) Claims Between the Indemnifying Party and the Indemnified Party. Any Claim for indemnification under this Agreement which does not result from the assertion of a Claim by a third party shall be asserted by written notice given by the Indemnified Party to the Indemnifying Party. The Indemnifying Party shall have a period of 30 days within which to respond thereto.

ARTICLE VIII — MISCELLANEOUS

Section 8.1 Waivers and Amendments. Unless otherwise provided, any provision of this Agreement may be amended, waived or modified upon the written consent of the Borrowers and the Lender.

Section 8.2 Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the Laws of the United States of America, including but not limited to the Bankruptcy Code, and to the extent those Laws do not have an applicable rule, the Laws of the State of New York, without regard to the conflict of laws provisions thereof

Section 8.3 Exclusive Jurisdiction. In the event of any action or Proceeding brought by a Party arising out of or in connection with this Agreement or any other Postpetition Loan Document, the Parties consent to the exclusive jurisdiction of the Bankruptcy Court; provided that (i) the Parties acknowledge that any appeals from the Bankruptcy Court may be heard by a court other than the Bankruptcy Court and (ii) if the Bankruptcy Court declines to exercise jurisdiction, then the Parties agree to the jurisdiction of the United States District Court for the District of Delaware (the “District Court”); provided further, that nothing in this Agreement shall be deemed or operate to preclude the Lender from bringing suit or taking other legal action in any other jurisdiction to realize on the Postpetition Collateral or any other security for the Postpetition Debt, or to enforce a judgment or other court order in favor of the Lender. Each of the Parties hereby waives any objection that such Party may have to jurisdiction of the Bankruptcy Court or, if applicable, the District Court, based upon lack of personal jurisdiction, improper venue or forum non conveniens. Service of process on the Parties in any action arising out of or relating to this Agreement shall be effective if mailed to the Parties in accordance with Section 8.7 of this Agreement or otherwise served in accordance with the applicable Federal Rules of Bankruptcy Procedure or Federal Rules of Civil Procedure then in effect.

Section 8.4 Jury Waiver. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT.

Section 8.5 Entire Agreement. This Agreement and the other Postpetition Loan Documents constitute the full and entire understanding and agreement among the Parties with regard to the subjects of this Agreement and the other Postpetition Loan Documents.

Section 8.6 Fees and Expenses. Each Borrower jointly and severally agrees to pay, promptly upon receipt of an invoice, all out-of-pocket expenses and fees and disbursements, including attorneys’, accountants’ and other professionals’ fees, incurred by the Lender and its Representatives in connection with (a) the negotiation, documentation and consummation of the transactions contemplated in this Agreement, including any due diligence or other review conducted prior to the negotiation of this Agreement, (b) the formulation of the Interim Order and any Final Order and proceedings seeking entry of such Orders, (c) the enforcement or protection of the Lender’s rights under the Postpetition Loan Documents and (d) the preservation of, or the sale of, collection from or other realization upon any of the Postpetition Collateral, which amounts shall be (i) payable to the Lender as and when due under the Postpetition Loan Documents (or if a time for payment is not specified in the Postpetition Loan Documents, then upon demand made by the Lender), without offset or deduction, (ii) deemed to be a part of the Postpetition Debt, and (iii) secured by the same Liens and entitled to the same Superpriority as the other Postpetition Debt (collectively, the “Transaction Expenses”).

Section 8.7 Notices. All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given at the time of receipt if delivered by hand, or one day later if the sender receives confirmation of the facsimile transaction if transmitted by facsimile, or three days after being mailed, registered or certified mail, return receipt requested, with postage prepaid, or one Business Day after being mailed via overnight courier service, to the applicable Parties at the address or facsimile number, as applicable, stated below or if any Party shall have designated a different address or facsimile number by notice to the other Parties given as provided above, then to the last address or facsimile number so designated.

If to the Borrowers:

Distributed Energy Systems Corp.
10 Technology Drive
Wallingford, CT 06492

Attention:	Peter J. Tallian
Facsimile:	(203) 678-2000

with a copy to:

Cooley Godward Kronish LLP
One Freedom Square
Reston Town Center
Reston, VA 20190-5656

Attention:	Brent Siler
Facsimile:	(703) 456-8058

Young, Conaway, Stargatt & Taylor LLP
Brandywine Building
1000 West Street
17th Floor
Wilmington, Delaware 19801

Attention:	Robert S. Brady
Facsimile:	(307) 571-1253

If to the Lender:

c/o Perseus, L.L.C.
2099 Pennsylvania Ave., N.W.
Suite 900
Washington, DC 20006-1813

Attention:	Teresa Y. Bernstein, Vice President for Legal Affairs
Facsimile:	(202) 463-6215

with a copy to:

Arnold & Porter LLP
1600 Tysons Boulevard, Suite 900
McLean, VA 22102-4865

Attention:	Robert B. Ott, Esq.
Facsimile:	(703) 720-7399

Section 8.8 Validity. If any provision of this Agreement or any of the Postpetition Loan Documents shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

Section 8.9 Counterparts. This Agreement may be executed in any number of counterparts. Signatures on this Agreement may be communicated by facsimile or electronic transmission and shall be binding upon the parties so transmitting their signatures. Counterparts with original signatures shall be provided to the other parties following the applicable facsimile or electronic transmission, provided that the failure to provide the original counterpart shall have no effect on the validity or the binding nature of this Agreement. No Party shall raise facsimile or electronic delivery of a signature or the fact that any signature or agreement or instrument was transmitted or communicated by a facsimile or e-mail as a defense to the formation or enforceability of a contract and each such Party forever waives any such defense.

Section 8.10 Publicity.

(a) Neither of the Lender nor any Borrower shall issue any press release or make any public disclosure regarding the transactions contemplated hereby unless such press release or public disclosure is approved by those parties mentioned in such press release or public disclosure in advance. Notwithstanding the foregoing, each of the Parties may, if required by the SEC, Nasdaq or other regulatory bodies, or pursuant to an order of the Bankruptcy Court or provisions of the Bankruptcy Code or the Federal Rules of Bankruptcy Procedure, make such public disclosures with respect to the transactions contemplated hereby as each may be advised by counsel is legally necessary or advisable; provided, however, that the disclosing Party shall give the other Party prior written notice of such requirement and a copy of the proposed public disclosure, in all cases with sufficient time for such other Parties to seek a protective order or other limit on the proposed public disclosure (unless the disclosing party would suffer penalties or sanctions for failure to immediately disclose such information).

(b) The Parties hereto acknowledge that (i) immediately following the execution of this Agreement, DESC intends to issue a press release announcing the execution of this Agreement and (iii) within four Business Days of the date of this Agreement, DESC intends to file with the SEC a current report on Form 8-K regarding the transactions contemplated hereby, which report will include certain of the Postpetition Loan Documents attached as exhibits thereto. The Lender hereby agrees that it shall not seek a protective order or other limit on the proposed public disclosure of the Postpetition Loan Documents, other than the Budget, as exhibits to such report. DESC hereby agrees that it shall provide the Lender with a copy of any such current report on Form 8-K at least two Business Days prior to the intended date of such filing and shall not file such report unless approved in advance by the Lender, which approval shall not be unreasonably withheld or delayed.

Section 8.11 Succession and Assignment. Except as otherwise expressly provided in this Agreement and subject to the other Postpetition Loan Documents and applicable Law, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, permitted transferees, heirs, executors and administrators of the Parties. This Agreement may not be assigned by any Party without the prior written consent of the other Parties; provided, however, that either of the Lender may assign its rights hereunder to an Affiliate of the Lender without the prior written consent of the Borrowers, so long as the Lender provides prompt written notice to the Borrowers of such assignment. Such assignee shall have no additional rights of assignment except to other Affiliates of the Lender.

Section 8.12 Termination. The obligations of the Lender to be performed under this Agreement shall terminate on the date on which (a) the Loans have been indefeasibly repaid in full, (b) all other Postpetition Debt under the Agreement and the other Postpetition Loan Documents have been completely discharged and (c) none of the Borrowers shall have any further right to borrow any funds under this Agreement, including without limitation upon the occurrence of an Event of Default (the “Termination Date”); provided, that the obligations of the Loan Parties under Sections 1.1(j) and 8.6 and Article VII, as applicable, and all rights and remedies of the Lender under this Agreement, the other Postpetition Loan Documents, the Interim Order, the Final Order and the Sale Procedure Order, in each case shall survive the termination of Lender’s obligations to be performed under this Agreement.

Section 8.13 Further Assurances. Each Loan Party shall promptly do, make, execute, deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the Lender may require, acting reasonably, from time to time, for the purpose of giving effect to this Agreement and shall take such steps as may be reasonably within its power to implement the full extent of this Agreement.

Section 8.14 No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement and each other Postpetition Loan Document. In the event an ambiguity or question of intent or interpretation arises, this Agreement and each other Postpetition Loan Document shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement or any other Postpetition Loan Document.

[signatures appear on following page]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the day and year first written above.

BORROWERS:

DISTRIBUTED ENERGY SYSTEMS CORP.

By:
Name:
Title:

NORTHERN POWER SYSTEMS, INC.

By:
Name:
Title:

GUARANTORS:

PROTON ENERGY SYSTEMS, INC.

By:
Name:
Title:

TECHNOLOGY DRIVE, LLC

By:
Name:
Title:

SIGNATURE PAGE 1

D-I-P LOAN AGREEMENT

NORTHERN POWER SYSTEMS COMMERCIAL CONDOMINIUM OWNERS ASSOCIATION

By:
Name:
Title:

DESC WTE ENERGY LLC

By:
Name:
Title:

NP CANADA, INC.

By:
Name:
Title:

SIGNATURE PAGE 2

D-I-P LOAN AGREEMENT

LENDER:

PERSEUS PARTNERS VII, L.P.

By:	Perseus Partners VII GP, L.P.,
its general partner

By:	Perseus Partners VII GP, L.L.C.,
its general partner

By:

SIGNATURE PAGE 3

D-I-P LOAN AGREEMENT

SCHEDULE I

“Affiliate” means with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allowed Variance” has the meaning set forth in Section 2.2(c).

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other bankruptcy court having jurisdiction over the Chapter 11 Cases from time to time.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrowing Date” has the meaning set forth in Section 1.1(a).

“Budget” means the budget for anticipated expenses agreed to by the Borrowers and the Lender as approved by the Bankruptcy Court, in the form attached as Exhibit E to this Agreement, as the same may be modified from time to time with the prior written consent of the Lender.

“Business Day” means any day other than a Saturday, Sunday or other day on which the national or state banks located in the State of New York, the State of Connecticut or the District of Columbia are authorized to be closed.

“Carve-Out Expenses” means (a) allowed and unpaid professional fees and expenses incurred by the Borrowers and any Committee appointed in the Chapter 11 Cases prior to the occurrence of an Event of Default in an aggregate amount not to exceed $350,000 for the Borrowers’ counsel and $100,000 for any professionals retained by any Committee (and for any expenses allowed pursuant to Section 503(b)(3)(F) of the Bankruptcy Code), in each case less (x) any amounts paid to such professional for services performed on or after the Petition Date and (y) any retainers held by any such professionals as of the Petition Date or paid thereafter; (b) up to $500,000 in employee wage, vacation and severance claims that the Borrowers owe but are not otherwise able to pay, provided, however, that such carve-out shall not apply if (i) (A) Proton is sold as a going concern to a third-party buyer or the Lender makes a credit bid for Proton (regardless of whether the Borrowers accept such credit bid); and (B) Northern is sold as a going concern to a third-party buyer or the Lender makes a credit bid for Northern (regardless of whether the Borrowers accept such credit bid), or (ii) an Event of Default has occurred under this Agreement; and (c) the payment of all fees required to be paid pursuant to 28 U.S.C. § 1930(a)(6) and all unpaid fees payable to the Clerk of the Bankruptcy Court or the United States Trustee; provided, however, that at no time shall the Carve-Out Expenses or any Prepetition Collateral (including, without limitation, Cash Collateral) be available for, or be used for payment of, any professional or other fees or expenses incurred by any Party in connection with (i) the assertion or prosecution of any claims or causes of action against the Lender or any other Person affiliated with the Lender, (ii) any challenge to the amount or validity of the Prepetition Obligations, as acknowledged by the Borrowers in Section 3.21; or (iii) any

Schedule I-1

challenge or other dispute regarding the extent, validity, characterization, amount, allowance, payment, perfection or priority of any claim, Lien, security interest, or right granted to the Lender pursuant to the Interim Order, this Agreement, the other Postpetition Loan Documents or the Prepetition Loan Documents, or otherwise asserted by the Lender; in each case including, without limitation, formal discovery proceedings in anticipation thereof, provided, that such funds may be used for the purposes of investigation of any such claim referenced in this sub-clause (iii).

“Cash Collateral” means the cash or cash equivalent proceeds of the Lender’s non-cash Prepetition Collateral.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), as amended, and all rules, regulations and standards issued thereunder.

“Change in Control” means any of the following:

(a) any merger, consolidation, reorganization, recapitalization, or other business combination involving any Loan Party, in which the shareholders of DESC immediately prior thereto do not own, directly or indirectly, outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving entity in such merger, consolidation, reorganization, recapitalization or other business combination, other than a transaction expressly contemplated and permitted under this Agreement;

(b) the sale of all, or substantially all, of the assets of any Loan Party to a third party not wholly owned, directly or indirectly, by the DESC, other than a transaction expressly contemplated and permitted under this Agreement; or

the sale of voting securities of any Loan Party in a transaction or a series of related transactions to any Person (or group of Persons acting in concert), other than any Affiliates of the Lender or any Person who is or has been a Lender, that results in such Person (or group of Persons) (together with their Affiliates) owning more than 50% of the outstanding voting securities of any Loan Party.

“Claim” has the meaning set forth in Section 7.2(a).

“Collateral” means all assets and properties of the Borrowers, whether currently owned or hereafter acquired, whether real or personal, tangible or intangible, wherever located including all proceeds, products, rents and profits thereof, as set forth in more detail in either the SPA Security Documents with regard to Prepetition Collateral and the Postpetition Security Agreement with regard to Postpetition Collateral, and including but not limited to any shares of stock, membership interests or other equity interests held by any Borrower in any other Person.

“Committee” means an official committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to Section 1102 of the Bankruptcy Code.

“Common Shares” means the shares of common stock of any Loan Party.

Schedule I-2

“Condition” means any condition that results in or otherwise relates to an Environmental Liability.

“Consent Agreement” means that certain Consent and Priority Agreement among the Lender, DESC, Northern, Merchants Bank and VEDA, dated as of May 31, 2007.

“Control”, “Controls” or “Controlled” means the possession by one Person of the power to direct or cause the direction of the management or policies of another Person through the direct or indirect ownership of equity interests therein or by any other arrangement.

“DESC” has the meaning set forth in the preamble to this Agreement.

“DESC WTE” has the meaning set forth in the preamble to this Agreement.

“DIP Facility” has the meaning set forth in the recitals to this Agreement.

“Disclosure Schedule” has the meaning set forth in the introductory paragraph to Article III of this Agreement.

“District Court” has the meaning set forth in Section 8.3.

“Effective Date” means the date that this Agreement is executed by the Parties.

“Environmental Laws” means all current and future Laws which address, are related to, or are otherwise concerned with environmental, health or safety issues (including occupational safety and health).

“Environmental Liabilities” means any obligations or liabilities (whether asserted or unasserted, known or unknown, including any notices, claims, complaints, suits or other assertions of obligation or liability) that are (a) related to any environmental, health or safety issues, and (b) based upon or related to any provision of Environmental Law. The term “Environmental Liabilities” includes (without limitation) (i) fines, penalties, judgments, awards, settlements, Losses, damages (including foreseeable and unforeseeable consequential damages), costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements; (ii) defense and other response to an administrative or judicial action (including notices, claims, complaints, Orders, suits and other assertions of liability); and (iii) financial responsibility for (x) cleanup costs and injunctive relief, including any Removal, Remedial or Response actions, and natural resource damages, and (y) any other compliance or remedial measures.

“Environmental Permit” means any Permit that is authorized pursuant to an Environmental Law.

“Event of Default” has the meaning set forth in Section 6.1.

“Exchange Act” has the meaning set forth in Section 3.7.

“Final Order” means a final order of the Bankruptcy Court, in form and substance acceptable to the Lender, entered after proper notice, (a) authorizing the Borrowers to use Cash Collateral in accordance with the Budget, (b) granting the Lender adequate protection, (c) authorizing the Borrower to borrow funds under the DIP Facility and pursuant to this Agreement and the Postpetition Loan Documents, (d) granting to the Lender the Liens and priorities provided for herein, and (e) affording related relief.

Schedule I-3

“GAAP” has the meaning set forth in Section 3.7.

“Governmental Entity” means any U.S. or non-U.S. federal, state, provincial, regional, local or municipal legislative, executive or judicial department, commission, board, bureau, agency, office, tribunal, court or other instrumentality, governmental or quasi-governmental, public international organization and any applicable stock exchange or securities regulatory authority, including without limitation, the SEC.

“Guaranteed Obligations” has the meaning set forth in Section 1.1(j).

“Guarantor” and “Guarantors” has the meaning set forth in the preamble.

“Guaranty” has the meaning set forth in Section 1.1(j).

“Indebtedness” means (a) all obligations for borrowed money (including all notes payable and drafts accepted representing extensions of credit and all obligations evidenced by bonds, debentures, notes or other similar instruments on which interest charges are customarily paid, (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptance issued for the account of any Loan Party, any Subsidiary or any Owned Entity, (c) all capitalized lease obligations, (d) all purchase money indebtedness, (e) all obligations to pay the deferred purchase price of property or services (excluding trade accounts payable arising in the ordinary course of business) and Indebtedness secured by a Lien on property owned or being purchased (including Indebtedness arising under conditional sales or other title retention agreements), whether or not such Indebtedness shall have been assumed by any Loan Party, any Subsidiary or any Owned Entity or is limited in recourse and (f) all obligations in respect of, and obligations (continent or otherwise) to purchase or otherwise acquire, or otherwise assure a creditor against loss in respect of, Indebtedness of another Person of the type described in clauses (a), (b), (c), (d) or (e) above.

“Indemnified Party” and “Indemnified Parties” have the meanings set forth in Section 7.1.

“Indemnifying Party” has the meaning set forth in Section 7.2.

“Interim Order” means an interim order of the Bankruptcy Court, in form and substance acceptable to the Lender, entered after proper notice (a) authorizing the Borrowers to use Cash Collateral in accordance with the Budget, (b) granting the Lender adequate protection, (c) authorizing the Borrower to borrow funds under the DIP Facility and pursuant to this Agreement and the Postpetition Loan Documents, (d) granting to the Lender the Liens and priorities provided for herein, and (e) affording related relief, which Interim Order shall be substantially in the form attached hereto as Exhibit D hereto, with only such modifications as to which the Lender may specifically consent.

“Law” means all United States and non-U.S. federal, state and local laws, statutes, rules, regulations, standards, requirements, rules and principles of common law, ordinances and codes, now or hereafter in effect, including any judicial and administrative interpretations thereof, and all Orders.

Schedule I-4

“Leased Improvements” means all leasehold improvements and fixtures located on the Leased Premises.

“Leased Premises” has the meaning set forth in Section 3.24(a).

“Lender” has the meaning set forth in the preamble to this Agreement.

“Lien” means any security interest, pledge, bailment, mortgage, hypothecation, deed of trust, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance or other similar arrangement or interest in real or personal property, whether now or hereafter owned, operated or leased, and includes conditional sales contracts, title retention agreements, capital trusts and capital leases.

“Loan” has the meaning set forth in Section 1.1(a).

“Loan Party” and “Loan Parties” have the meaning set forth in the preamble to this Agreement.

“Losses” has the meaning set forth in Section 7.1.

“Manage” and “Management” mean generation, production, handling, distribution, processing, use, storage, treatment, operation, transportation, recycling, reuse and/or disposal, as those terms are defined, construed or otherwise used in Environmental Laws.

“March 31, 2008 Financial Statements” has the meaning set forth in Section 3.7.

“Material Adverse Effect” means an effect on the business, financial condition, results of operations, prospects, properties or other assets of the Loan Parties or the ability of any Loan Party to perform its material obligations under this Agreement or any Postpetition Loan Document, which effect, either individually or in the aggregate with other such effects is adverse and material.

“Material Contracts” means (i) all of each Borrower’s and its Subsidiaries’ contracts, agreements, leases or other instruments to which any Borrower or any of its Subsidiaries is a party or by which the Borrowers, its Subsidiaries or its properties are bound, which involve prospective fixed and/or contingent payments or expenditures by or to any Borrower or its Subsidiaries of more than $25,000, singly or $50,000 in the aggregate, or in excess of the normal ordinary and usual requirements of its business, (ii) all of each Borrower’s and its Subsidiaries’ loans or advances to any Person, and all loan agreements, bank lines of credit agreements, indentures, mortgages, deeds of trust, pledge and security agreements, factoring agreements, conditional sales contracts, letters of credit or other debt instruments to which any Borrower or any of its Subsidiaries is a party, (iii) any guarantees by any Borrower or any of its Subsidiaries, other than the Guaranties under the SPA, (iv) all operating or capital leases for equipment in an amount greater than $50,000 to which any Borrower or any of its Subsidiaries is a party, (v) all non-competition and similar agreements to which any Borrower is a party, (vi) all contracts for the employment of any officer or employee, (vii) all distributor and sales agency agreements, (viii) any collective bargaining or union agreements, contracts or commitments and (ix) any of (i) through (viii) for any Owned Entity, if such contract would be material to any Borrower, its Subsidiaries and its Owned Entities, taken together as a whole.

Schedule I-5

“Maturity Date” means August 1, 2008, as the same may be accelerated in accordance with the terms of this Agreement and the Secured Promissory Note.

“Nasdaq” means the Nasdaq Global Market.

“Net Working Capital” shall mean (A) accounts receivable less allowances for doubtful accounts plus costs for unbilled work in progress less (B) accounts payable plus (C) unrestricted cash and cash equivalents, in each case as such items appear in each Borrower’s accounting records prepared consistent with past practice and in accordance with GAAP and calculated in the same manner used to derive the applicable balance sheet items reported in DESC’s audited and unaudited financial statements filed with the SEC in 2007.

“Northern” has the meaning set forth in the preamble to this Agreement.

“Northern Sale Procedure Order” means an order establishing procedures for the sale of all or substantially all of the assets of Northern and its estate, including any motion for an order and notice of motion for an order, in form and substance satisfactory to the Lender in its sole and absolute discretion.

“Notice of Borrowing” has the meaning set forth in Section 1.1(b)(i).

“NP Canada” has the meaning set forth in the preamble to this Agreement.

“NPSCCOA” has the meaning set forth in the preamble to this Agreement.

“Order” means any order, injunction, judgment, decree, ruling, writ, arbitration decision or award, Permit, license or assessment of a Governmental Entity, including any order of the Bankruptcy Court.

“Other Property” means any property, other than the Property, which property was, at or prior to the Effective Date, (a) owned, operated or leased by (i) any Borrower, (ii) any Affiliate or Subsidiary of any Borrower, or (iii) any predecessor or successor organization of those identified in (i) or (ii); or (b) engaged in any contract manufacturing or processing, or other similar activities for, with, or on behalf of any Borrower or any of its Subsidiaries.

“Owned Entity” means any corporation, partnership or other similar entity that any Borrower owns an interest of more than 25% but not more than 50% of the voting securities or voting interests therein.

“Party” and “Parties” have the meanings set forth in the preamble to this Agreement.

“Permit” means any permit, license, review, certification, approval, registration, consent or other authorization issued pursuant to any Law.

“Permitted Liens” means the Perseus Prepetition Liens, the Prepetition Bank Lien and the Prepetition VEDA Lien.

“Perseus Prepetition Liens” means the Lender’s security interests in and liens on the Prepetition Collateral.

Schedule I-6

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other legal entity or any Governmental Entity.

“Petition Date” has the meaning set forth in the recitals to this Agreement.

“Pollutant” includes any substance, material, article or product that is defined or otherwise regulated under any Environmental Law as a “toxic” or “hazardous” substance, material or waste, a “pollutant,” or a “contaminant,” and including without limitation any petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, polychlorinated biphenyls (“PCBs”), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores and mycotoxins.

“Postpetition Collateral” means the Collateral securing the Postpetition Security Interest granted under this Agreement and the Postpetition Loan Documents.

“Postpetition Debt” means all principal and interest, and all fees, costs and expenses and other amounts payable under the Secured Promissory Note under this Agreement or any other Postpetition Loan Document.

“Postpetition Loan Documents” means this Agreement, the Secured Promissory Note, the DIP Security and Pledge Agreement and any other instrument or agreement at any time delivered in connection with the foregoing or to secure the Prepetition Obligations, in each case as the same may be amended or restated from time to time.

“Postpetition Security Agreement” means that certain security and pledge agreement entered into by and among the Lender and the Loan Parties, substantially in the form of Exhibit C hereof.

“Postpetition Security Interest” has the meaning set forth in the recitals of this Agreement.

“Prepetition Bank Lien” means the first priority mortgage Lien held by Waring on the Project Facility Prepetition Collateral.

“Prepetition Collateral” means the Collateral of the Borrowers securing the Liens granted under the Prepetition Loan Documents.

“Prepetition Loan Documents” means the SPA, the Promissory Notes, the Warrants, the DESC Security Agreement, the Subsidiary Security and Pledge Agreement, the Prepetition Guaranty, the Consent Agreement and other agreements, documents and instruments as set forth in the definition of “Transaction Documents” in the SPA, in each case as the same may be amended or restated from time to time, including but not limited to the First Amendment.

“Prepetition Obligations” has the meaning set forth in the recitals of this Agreement.

“Prepetition Obligor” means each of DESC, Northern, Proton and Tech LLC.

“Prepetition VEDA Lien” means the second priority mortgage lien on the Project Facility Prepetition Collateral held by VEDA and subordinate only to the Prepetition Bank Lien.

Schedule I-7

“Proceeding” means any action, suit, proceeding, claim, arbitration, mediation or investigation before any Governmental Entity or before any arbitrator or mediator or similar party, or any investigation or review by any Governmental Entity or similar party.

“Project Facility Prepetition Collateral” means certain land and buildings located at 29 Pitman Road, Barre, Vermont 05641 and the equipment, furniture and fixtures located therein, and with respect to the Prepetition Bank Lien only the account held at Merchants Bank.

“Promissory Notes” means those senior secured convertible promissory notes issued in connection with the Prepetition Loans Documents and listed on Schedule II of this Agreement.

“Property” means the Wallingford Property; the former Bombardier Mass Transit Corporation site in Barre, VT; 182 Mad River Park and 185 Mad River Canoe Road facilities in Waitsfield, VT; leased space in Anaheim and San Leandro, CA; leased space in Houston, Texas; and any other owned or leased space.

“Proprietary Assets” means: (A) any patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, logo, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, database, data compilation and collection, technical data, franchise, system, computer software, computer program, source code, executable code, domain name, web address and site, invention (whether or not patentable), discovery, improvement, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right; and (B) any right to use or exploit any of the foregoing.

“Proton” has the meaning set forth in the preamble to this Agreement.

“Proton Collateral” has the meaning set forth in Section 5.14.

“Proton Sale Procedure Order” means an order establishing procedures for the sale of either the stock of Proton, or all or substantially all of the assets of Proton and its estate, including any motion for an order and notice of motion for an order, in form and substance satisfactory to the Lender in its sole and absolute discretion.

“RCRA” means the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended, and all rules, regulations and standards issued thereunder.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Pollutant or other material).

“Removal,” “Remedial” and Response” actions include the types of activities covered by CERCLA, RCRA, and other comparable Environmental Laws, and whether the activities are (a) those that might be taken by a Governmental Entity or (b) those that a Governmental Entity or any other Person might seek to be taken by a third party who is or has been engaged in the Management of Pollutants.

Schedule I-8

“Representative” means the respective officers, directors, members, partners, employees and agents, including without limitation, attorneys, accountants, consultants and other representatives designated by the Lender.

“Sale Procedure Order” means collectively the Northern Sale Procedure Order, the Proton Sale Procedure Order, and any other order establishing procedures for the sale of the stock, or all or substantially all, of the assets of any Borrower and its estate, including a motion for an order and a notice of motion for an order, in form and substance satisfactory to the Lender in its sole and absolute discretion.

“SEC” means the United States Securities and Exchange Commission.

“Secured Promissory Note” has the meaning set forth in Section 1.1(b)(ii).

“Securities Act” has the meaning set forth in Section 3.7.

“SPA” has the meaning set forth in the recitals.

“SPA Security Documents” means the Security and Pledge Agreement, the Subsidiary Security and Pledge Agreement, the Guaranty, any UCC-1 financing statements, mortgages, deposit control agreements and such other documents necessary or appropriate for the perfection of the security interests granted by the SPA or any other Prepetition Loan Document entered into in connection with the SPA.

“Subsidiary” means any entity in which any Loan Party, directly or indirectly, owns greater than 50% of the voting securities or interests, and any Loan Party’s subsidiaries, when referred to together, are referred to in this Agreement as “Subsidiaries.”

“Subsidiary Security and Pledge Agreement” means that certain security and pledge agreement entered into among each of Northern, Proton and Tech LLC and the Lender, dated June 1, 2008.

“Superpriority” means priority in accordance with the provisions of § 364(c)(1) of the Bankruptcy Code over any and all administrative expenses of any kind whatsoever including, without limitation, the kind specified in §§ 105, 326, 328, 330, 331, 503(b), 507(a), 507(b), 546(c) or 726 of the Bankruptcy Code.

“Tax” and “Taxes” mean any federal, state, local or foreign income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value-added (or similar), transfer, franchise, profits, license, withholding, payroll, employment, unemployment, social security, disability, estimated, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax of any kind whatsoever (including any interest, penalty, or addition thereto.

“Tax Return” means any return, declaration, report or information return or statement required to be filed with any Governmental Entity in connection with Taxes, including any schedule of attachment thereto and any amendment thereof.

“Tech LLC” has the meaning set forth in the Preamble.

Schedule I-9

“Termination Date” has the meaning set forth in Section 8.12.

“Transaction Expenses” has the meaning set forth in Section 8.6.

“VEDA” means the Vermont Economic Development Authority.

“Waring” means Waring Investments, Inc., assignee of Merchants Bank.

“Warrants” means the Initial Investment Warrant, the Subsequent Investment Warrant, the Additional Investment Warrant and any other warrant issued and delivered to the Lender under the terms of and as defined in the SPA Agreement.

“UST” means an underground storage tank, including as that term is defined, construed and otherwise used in RCRA and in rules, regulations and standards issued pursuant to RCRA and comparable state and local Laws.

Schedule I-10

SCHEDULE II

List of Promissory Notes

Date Issued	Principal Amount
August 24, 2007	$15,000,000.00
October 1, 2007	$190,068.49
January 1, 2008	$478,591.20
March 13, 2008	$1,500,000.00
April 1, 2008	$488,304.12
April 1, 2008	$9,246.58

Schedule II-1

Schedule 1.1(b)

Borrowers’ Wiring Instructions

Schedule II-1

Schedule 1.1(e)

Schedule II-I

Schedule 3.18

Existing Indebtedness and Liens

Schedule II-I

EXHIBIT A

Form of Notice of Borrowing

Exhibit A-1

EXHIBIT B

Form of Secured Promissory Note

Exhibit B-1

EXHIBIT C

Form of Postpetition Security and Pledge Agreement

Exhibit C-1

EXHIBIT D

Form of Interim Order

Exhibit D-1

EXHIBIT E

Form of Budget

Exhibit F-1